Exhibit 10.11

FORM OF CONFIDENTIALITY, INTELLECTUAL PROPERTY OWNERSHIP

AND NON-COMPETITION AGREEMENT

This CONFIDENTIALITY, INTELLECTUAL PROPERTY OWNERSHIP AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [Date] (the “Effective Date”), by and between BLUE BUFFALO COMPANY, LTD., a Delaware corporation (“Blue Buffalo”), and [employee’s name] (the “Employee”).

RECITALS

Whereas, the Employee is and has been an employee of Blue Buffalo Company, Ltd; and

Whereas, during the course of and as part of Employee’s employment with Blue Buffalo, Employee has received, and may in the future receive, from Blue Buffalo, its customers, suppliers, employees or agents “Confidential Information”, as hereinafter defined; and

Whereas, during the course of and as part of Employee’s employment with Blue Buffalo, Employee has been and may be called upon to create, develop and produce and/or participate in the creation, development and production of “Intellectual Property”, as hereinafter defined; and

Whereas, the creation, production and development of Intellectual Property by the Employee has been and is a duty and responsibility of the Employee’s job performance at Blue Buffalo, for which Employee is and has been fully compensated by the terms of such employment, including but not limited to continued employment, salary, bonus and/or employee benefits.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, Blue Buffalo and Employee agree as follows:

1. Employment. Blue Buffalo currently employs Employee to perform such duties as may be assigned to Employee from time to time by Blue Buffalo as an at-will employee.

2. Confidentiality.

2.1. Agreement to Maintain Confidentiality. Employee covenants and agrees that while Employee is employed by Blue Buffalo and following termination of that employment for any reason, all Confidential Information of Blue Buffalo shall be regarded as confidential to, proprietary to, and in the nature of trade secrets of Blue Buffalo, and Employee agrees not to (i) disclose any Confidential Information to any third party except as authorized by Blue Buffalo; (ii) use any Confidential Information for Employee’s own benefit or for the benefit of any other person, or in any way that would be detrimental to Blue Buffalo’s business; or (iii) remove Confidential Information from Blue Buffalo’s premises without the prior written consent of the President of Blue Buffalo. Employee agrees at all times to follow such procedures as are adopted by Blue Buffalo from time to time to protect its Confidential

Information from unwanted disclosure, and, in any event, to exercise such care as is reasonable under the circumstances to protect the Confidential Information from unwanted disclosure.

2.2. Definition of Confidential Information. “Confidential Information” shall include, but not be limited to all non-public records and materials of Blue Buffalo, its parents or subsidiaries, in any form or medium containing or relating to the following:

a)	the existence or identity of any actual or prospective customer, supplier, distributor, consultant or employee of Blue Buffalo, including, but not limited to customer lists, supplier lists, directories, etc.;

b)	Blue Buffalo’s product or ingredient purchases;

c)	Blue Buffalo’s pricing or pricing policies;

d)	financial records, condition or transactions;

e)	production processes, product development or product formulae;

f)	scientific, product or consumer research or test results;

g)	marketing techniques or plans;

h)	personnel records, employee compensation or employee training,;

i)	the existence of or terms of any contract, proposed contract or other relationship between Blue Buffalo and any third party;

j)	any legal matter, including, but not limited to, actual or threatened litigation, regulatory investigations or proceedings, internal investigations, or any communication involving in-house or outside legal counsel for Blue Buffalo;

k)	any quality control policies, procedures, investigations or audits;

l)	identity of or non-public communication with any Blue Buffalo shareholders;

m)	securities issuances or transactions, realized or proposed;

n)	product or packaging designs or other technical data;

o)	computer software and computer stored data belonging to Blue Buffalo, or received by Employee in the course of employment with Blue Buffalo or to which Employee gains access in the course of employment with Blue Buffalo;

p)	any other documents, materials or information related to the business or activities of Blue Buffalo that are not generally known to or shared with outside third parties, or are otherwise designated or treated by Blue Buffalo as confidential; and

q)	information or materials received by Employee or to which Employee gains access in the course of employment with Blue Buffalo that is the property of, or pertains or relates to any third party and that would constitute Confidential Information as defined in the foregoing if such third party information was the property of, or related or pertained to, Blue Buffalo.

The absence of any marking or statement on records or materials that the information contained therein is Confidential Information shall not affect its status as Confidential Information.

2.3. Return of Property. Upon the termination of Employee’s employment, or at any time when so requested by Blue Buffalo, Employee agrees to promptly return to Blue Buffalo all documents, media, and materials containing Confidential Information, including all copies of same. Employee further agrees that Employee shall not remove from Blue Buffalo premises any unauthorized copies of Blue Buffalo’s Confidential Information.

2.4. Ownership Rights. Any inventions, improvements, concepts, ideas, creations and writings, whether or not patentable, copyrightable, or trademark protectable, including, but not limited to, design specifications, flow charts, software programs and databases, source and object codes, package or advertisement or promotional materials, product designs or formulations, and brochures, manuals, handbooks and web sites (“Intellectual Property”), conceived, created, written or made by the Employee, solely or jointly, during and in connection with Employee’s employment with Blue Buffalo and that relate in any manner to the actual or reasonably anticipated business, research or other activities or interests of Blue Buffalo or that are suggested by or result from any task assigned to or performed by the Employee on behalf of Blue Buffalo, together with all patents, copyrights, trademarks, trade secrets, and other proprietary rights therein, all tangible manifestations thereof, and all goodwill associated therewith shall be the sole property of Blue Buffalo. The creation of any Intellectual Property by Employee shall be reported to Blue Buffalo promptly. All such Intellectual Property shall be considered “works made for hire” to the maximum extent permitted by law. The Employee, without further consideration, shall execute, acknowledge and deliver to Blue Buffalo all such papers and documents, including applications for patents and copyrights, and assignments to Blue Buffalo of any patent or copyright registrations, as may be necessary or desirable to enable Blue Buffalo to publish, protect or establish its ownership to said Intellectual Property by patent, copyright or otherwise, in any and all countries and to vest title to same in Blue Buffalo and its successors and assigns. The Employee hereby appoints Blue Buffalo’s CEO as the Employee’s attorney-in-fact for the limited purpose of executing, acknowledging and delivering any and all such papers and documents relating to Intellectual Property which the Employee fails or refuses to execute, acknowledge or deliver. The Employee shall render all such assistance as Blue Buffalo may require in any Patent and Trademark Office or Copyright Office proceeding or any litigation in Federal or state courts involving said Intellectual Property.

3. Faithful Performance; Agreement on Unfair Competition.

3.1. Duty of Loyalty and Good Faith. Employee understands and agrees that Employee owes a duty of good faith and loyalty to Blue Buffalo. Employee shall faithfully perform Employee’s duties and responsibilities to the best of Employee’s ability and devote Employee’s full time, attention and efforts to the business and affairs of Blue Buffalo and the overall development and growth of Blue Buffalo’s business, or as otherwise reasonably requested by Blue Buffalo’s management. During, and for a period of one year following the termination of, Employee’s employment with Blue Buffalo, Employee will not directly interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Blue Buffalo and any of Blue Buffalo’s customers, suppliers, vendors or manufacturers.

3.2. No Solicitation of Employees. During, and for a period of one year following the termination of, Employee’s employment with Blue Buffalo, Employee will not, for Employee’s own benefit or for the benefit of any person or entity other than Blue Buffalo, without Blue Buffalo’s written consent: (i) solicit, or assist any person or entity other than Blue Buffalo to solicit, any person who is an employee or consultant of Blue Buffalo or was an employee or consultant of Blue Buffalo while Employee was employed by Blue Buffalo, to leave his or her employment with Blue Buffalo or to terminate his or her relationship with Blue Buffalo; (ii) hire or cause to be hired any person who is an employee or consultant of Blue Buffalo; or (iii) engage any person who is an employee of Blue Buffalo, as a partner, contractor, subcontractor, consultant or other business associate of Employee.

3.3. Non-Competition.

For a period of one year following the termination of Employee’s employment with Blue Buffalo the Employee will not, without Blue Buffalo’s written consent (i) directly or indirectly own, manage, operate, control or otherwise engage or participate in, or (ii) be connected with as an owner, partner, principal, creditor, salesperson, guarantor, advisor, member of the board of directors of, employee of or consultant to a “Restricted Business”. For these purposes, a Restricted Business is any entity or business, or any division, group, or other subset of any business that was a customer or supplier of Blue Buffalo at any time during the 12 months immediately preceding the termination of Employee’s employment with Blue Buffalo.

Notwithstanding the foregoing provisions of this Section 3.3 and the restrictions set forth therein, the Employee may own securities in any publicly held corporation that is a Restricted Business, but only to the extent that the Employee does not own, of record or beneficially, more than two percent (2%) of the outstanding beneficial ownership of such public company.

4. Miscellaneous.

4.1. Notices. Any notice required or permitted to be given hereunder shall be in writing, and shall be either: (a) personally delivered; (b) sent by U.S. certified or registered mail, return receipt requested, postage prepaid; or (c) sent by Federal Express or other reputable common carrier guaranteeing next business day delivery, as follows: If to Blue Buffalo, to Blue Buffalo’s CEO at Blue Buffalo’s address, and if to the Employee, to the most recent address of the Employee set forth in Blue Buffalo’s personnel records.

4.2. Survival. All matters that relate to the termination or expiration of this Agreement, or that, in the normal course, would not occur or be effectuated until after such termination or expiration, whether or not specifically stated in a particular provision in this Agreement, will survive any termination or expiration of this Agreement and will be given full force and effect notwithstanding any termination or expiration of this Agreement, but such survival will not operate to extend any applicable statute of limitations.

4.3. Applicable Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without reference to its judicially or statutorily pronounced rules regarding conflict of laws or choice of law. Employee and Blue Buffalo agree that the state and federal courts located in the County of Fairfield and State of Connecticut shall be the sole and exclusive venues for resolution of any claim, suit, action or proceeding arising out of or related to this Agreement or the employment relationship between Employee and Blue Buffalo. Both Blue Buffalo and the Employee irrevocably agree and consent to personal jurisdiction over them by such courts.

4.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provisions shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such a case, the parties shall, and the court of competent jurisdiction may, replace the invalid provision with a legally permissible arrangement, which comes nearest to the intended purpose of the invalid provision.

4.6. Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

4.7. Construction with Other Agreements. The terms of this Agreement are intended to be cumulative with and not a replacement of, amendment to, or rescission of any terms of any pre-existing Agreement between the parties on the issues of confidentiality, intellectual property ownership, faithful performance and/or non-competition, and the terms of any such pre-existing agreement shall remain in full force and effect. To the extent of any conflict between the terms of this Agreement and any such pre-existing agreement between the parties, the terms of such pre-existing agreement shall prevail.

5. Employee Acknowledgments. Employee hereby expressly acknowledges that: (a) Employee has read this Agreement fully and completely; (b) Employee was given adequate opportunity to consult with legal counsel and understands each of the terms and conditions hereof; (c) the terms and conditions contained herein are reasonable and to Employee’s knowledge, enforceable; (d) Employee does not rely on any other promise or representation in entering into this Agreement, except as expressly set forth herein and (e) Employee enters into this Agreement freely, without coercion and based upon Employee’s own judgment.

6. Enforcement. To ensure enforcement of this Agreement in the event of a breach, Employee agrees to the entry of a court order to prevent Employee from violating any of Employee’s obligations under this Agreement and/or to compel Employee to perform under this Agreement. Employee also agrees that in addition to any other remedies available to Blue Buffalo, including an action for damages, Blue Buffalo may seek injunctive relief against Employee for a breach or threatened breach of this Agreement. Employee waives the posting of any bond or surety by Blue Buffalo in connection with or as a condition of the issuance of any such injunction. If Blue Buffalo seeks enforcement of this Agreement based upon a breach of any covenant of this Agreement and is the prevailing party, Blue Buffalo shall be entitled to an award of the reasonable attorneys’ fees and legal costs and expenses incurred in that effort.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

BLUE BUFFALO:	BLUE BUFFALO COMPANY, LTD.,

By:
Printed Name:
Title:
Date:

EMPLOYEE:
[employee’s name]

Date: